Exhibit 3.118

AMENDED AND RESTATED OPERATING AGREEMENT

OF

FAMILY DOLLAR UTAH DC, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”), effective as of April 19, 2016, is entered into by and between FAMILY DOLLAR UTAH DC, LLC, a Virginia limited liability company (the “Company”), and FAMILY DOLLAR STORES OF TEXAS, LLC, a Virginia limited liability company and the sole member of the Company (the “Member”), on the following terms and conditions:

The Company was formed as a Utah limited liability company on April 24, 2012 and the Member and the Company entered into that certain Operating Agreement of the Company dated May 8, 2013 (the “Existing Operating Agreement”).

The Company was redomesticated as a Virginia limited liability company on February 23, 2016 pursuant to the filing of those certain Articles of Domestication of Family Dollar Utah DC, LLC with the Virginia State Corporation Commission.

The Company and the Member desire to amend and restate the Existing Operating Agreement as set forth in this Agreement.

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Act” means the Virginia Limited Liability Company Act, as may be amended from time to time.

“Articles” means the Amended and Restated Articles of Organization of the Company as filed with the Virginia State Corporation Commission, as the same may be amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Manager” means the person or entity designated in Section 6.1.

“Member” has the meaning set forth in the first paragraph of this Agreement, or any successor in interest or assign.

“Net Profits” and “Net Losses” of the Company mean the taxable income and net losses, respectively, of the Company, determined in accordance with the Code and applicable

Regulations; provided, however, the Member acknowledges that as a single member limited liability company, the Company’s existence, for tax purposes, shall be ignored. In the event that the determination of Net Profits and Net Losses must be determined in some manner other than as set forth in this definition by virtue of the method of accounting employed by the Manager, then Net Profits and Net Losses shall be determined accordingly.

“Organizer” means the organizer of the Company as defined in the Act.

“Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the income tax, as amended, and any successor provision.

ARTICLE II

REGISTERED AGENT; REGISTERED OFFICE; PRINCIPAL OFFICE

The registered agent of the Company and the registered office of the Company shall be as set forth in the Articles, or such other agent or place as may hereafter be designated by the Manager from time to time as provided by law. The Company’s principal office shall be 500 Volvo Parkway, Chesapeake, Virginia 23320, or at such place as the Manager may designate from time to time, and the Company shall maintain records there as required by the Act.

ARTICLE III

PURPOSES; TERM; ORGANIZER INDEMNIFICATION; STATUS

Section 3.1                                    Purposes. Unless otherwise limited by the Company’s Articles, the business and purposes of the Company shall be to engage in any lawful business. Subject to the terms of this Agreement, the Company shall have all powers of a limited liability company, including without limitation those set forth in the Act.

Section 3.2                                    Term of Company, Member. The term of the Company commenced on the date of filing of the Articles of Organization with the Utah Division of Corporations and Commercial Code in accordance with the provisions of the Utah Revised Limited Liability Company Act and shall continue on a perpetual basis unless dissolved pursuant to Article VII of this Agreement. Member is the initial Member of the Company and is the sole interest owner in the Company.

Section 3.3                                    Organizer Indemnification. The Organizer’s acts and conduct in connection with the organization of the Company are hereby ratified and adopted by the Company as acts and conduct by and on behalf of the Company and are deemed to be in its best interest. The organizational and other activities for which the Organizer was responsible have been completed, the Organizer is relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby agree to indemnify and hold harmless the Organizer for any loss, liability or expense arising from his or her actions or conduct in his or her capacity as organizer of the Company.

Section 3.4                                    Status of the Company. The Member acknowledges that, although the Company is a “limited liability company” under Virginia law, for federal and state income tax purposes (under applicable provisions of the Code and the Regulations), as long as the Member is the sole interest owner of the Company, its existence will be ignored and it will not be treated as a separate tax entity. Such treatment refers solely to the federal and state income tax treatment of the Company, and not to the state law status of the Company as a limited liability company. The Member and any other interest owner shall not be personally obligated to any third party for any debt, obligation or liability of the Company solely by reason of being a member of the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND MEMBERSHIP

The Member shall contribute to the Company such property as is necessary to conduct the Company’s operations. However, the Member shall have no duty to make capital contributions to the Company. The Manager shall cause any capital contribution to be recorded on the books and records of the Company.

ARTICLE V

ALLOCATION OF NET PROFITS AND NET LOSSES; DISTRIBUTIONS

Section 5.1                                    Allocation of Net Profits and Net Losses. The Net Profits and Net Losses of the Company shall be allocated exclusively to the Member.

Section 5.2                                    Distributions. Distributions of Company profits and other assets shall be made exclusively to the Member when and as determined by the Manager; provided, however, that the Company shall make no distributions to the extent that (a) immediately after the distribution, the Company’s liabilities would exceed the fair market value of its assets, or (b) the distribution would violate any agreement, note or other instrument to which the Company is a party.

ARTICLE VI

MANAGEMENT OF THE COMPANY

Section 6.1                                    Decision-making Authority. The Manager, and, subject to Manager’s right to delegate in writing, only the Manager, shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to act as agent for the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company. The Manager shall have this authority to the fullest extent permitted by law. Family Dollar Stores of Texas, LLC has been Company’s initial and sole Manager and shall continue as Manager of the Company.

Section 6.2                                    Officers. The Manager may appoint individuals with or without such titles as it may elect, including the titles of President, Vice President, Treasurer and Secretary, to act on behalf of the Company with such power and authority as the Manager may delegate in writing to any such persons.

ARTICLE VII

DISSOLUTION

Section 7.1                                    Dissolution of the Company. The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

(a)                                 the determination by the Member to dissolve the Company;

(b)                                 the entry of a decree of judicial dissolution under the Act; or

(c)                                  an administrative dissolution under the Act.

Section 7.2                                    Winding Up and Distribution of Assets.

(a)                                 If the Company is dissolved, the Manager shall wind up the affairs of the Company. Upon the winding up of the Company, subject to the provisions of the Act, the Manager shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional or unmatured claims and obligations that are known to the Manager but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full.

(b)                                 Upon any such dissolution of the Company, the net assets, if any, of the Company available for distribution, and any cash proceeds from the liquidation of any such assets, shall be applied and distributed in the following order, to the extent available:

(i)                                     First, to the Company’s creditors, including the Member as creditor (to the extent permitted by law), in satisfaction of liabilities of the Company; and

(ii)                                  Thereafter, to the Member.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                    Governing Law and Jurisdiction. This Agreement, including its existence, validity, construction and operating effect, and the rights of the Member under the Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to principles of conflicts of laws).

Section 8.2                                    Indemnification; Limitation of Liability.

(a)                                 The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, manager, officer, employee, agent or Member of the Company, or is or was serving at the request of the Company as a director, governor, manager, officer, partner, trustee, employee, agent or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors and administrators), against all expense, liability and loss (including counsel fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended.  Such indemnification may include advances of his or her expenses in advance of final disposition of such action, suit or proceedings, subject to the provision of any applicable statute.

(b)                                 The indemnification and advancement of expenses provisions of Section 8.2 shall not be exclusive of any other right which any person (and his or her heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the Articles, provision of this Agreement, resolution adopted by the Manager, agreement, or insurance, purchased by the Company or otherwise, both as to action in his or her official capacity and as to action in another capacity.  The Company is hereby authorized to provide for indemnification and advancement of expenses as provided herein and to the fullest extent permitted by the Act.

(c)                                  The Company may maintain insurance, at its expense, to protect itself and any individual who is or was a director, manager, Member, officer, employee or agent of the Company, or who, while a director, manager, Member, officer, employee or agent of the Company, is or was serving at the request of the Company’s Manager as a director, governor, manager, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Agreement or the Act.

(d)                                 Any director, manager, Member, officer, employee or agent of the Company shall not be liable, accountable or responsible in damages or otherwise to the Company or any Member for any action taken or failure to act within the scope of the authority conferred on the director, manager, Member, officer, employee or agent of the Company by this Agreement or by law unless such action or omission was performed in bad faith, or constituted gross negligence, fraud, or a breach of his or her fiduciary duty.

(e)                                  The provisions of this Section 8.2 shall survive any termination or expiration of this Agreement.

Section 8.3                                    Amendments. This Agreement may only be amended, modified or supplemented in a writing executed by the Member. No other written or oral agreement, understanding, instrument or writing other than this Agreement or any amendment hereto shall constitute part of the operating agreement of the Company.

Section 8.4                                    Binding Effect. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, distributees, legal representatives and permitted assigns. Provided, however, nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the Company or any creditor of the Member or any other person whatsoever, other than the Member and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any term, condition or provision herein contained, such terms, covenants and provisions are and shall be held to be for the sole and exclusive benefit of the Member and the Company.

[Signatures on following page]

IN WITNESS WHEREOF, this Amended and Restated Operating Agreement of Family Dollar Utah DC, LLC is executed the day and year first above written.

MEMBER:

FAMILY DOLLAR STORES OF TEXAS, LLC,
a Virginia limited liability company

By:	FAMILY DOLLAR HOLDINGS, INC., a North Carolina corporation, its Manager

	By:	/s/ Gary Philbin
Gary Philbin, President and Chief Operating Officer

COMPANY:

FAMILY DOLLAR UTAH DC, LLC

By:	FAMILY DOLLAR STORES OF TEXAS, LLC, its Manager

By:	FAMILY DOLLAR HOLDINGS, INC., a North Carolina corporation, its Manager

	By:	/s/ Gary Philbin
Gary Philbin, President and Chief Operating Officer